Exhibit 99.2
                                                                    ------------
FOR  IMMEDIATE  RELEASE

  VSOURCE, INC. ANNOUNCES QUARTERLY FINANCIAL RESULTS, DELINQUENT FILING OF ITS
                            SECOND QUARTER FORM 10-Q

VENTURA, CALIF., SEPT. 26, 2001 - Vsource, Inc. (NASDAQ:VSRC), a market leader in providing customized Business Process Outsourcing (BPO) and Distribution Services into Asia-Pacific, announced its financial results for the second quarter and six months ended July 31, 2001 as compared to the prior year.

Revenues for the second quarter and six months totaled $1,135,306 and $1,148,026, respectively, compared to $62,500 and $62,500, respectively, for the same periods one year ago. Net loss for the second quarter was $6,469,900 and for the six months $11,616,552, compared to net losses of $6,891,041 and $12,699,495, respectively, for the same periods in the prior year. Net loss available to common shareholders was $8,565,328 for the second quarter and $13,711,980 for the six months, compared to net losses available to common shareholders of $6,891,041 and $19,567,892, respectively, for the same periods one year ago. Net loss per common share was $0.44 for the second quarter and $0.72 for the six months, compared to net losses per common share $0.43 and $1.24, respectively, for the same periods in the prior year.

A substantial majority of the revenues recorded in the second quarter were derived from the resale of Gateway Inc.'s (NYSE: GTW) products in Hong Kong and Singapore. As announced in a separate press release, Vsource has halted all further sales of Gateway products after being informed that Gateway will terminate its reseller arrangement. Vsource also announced that it has entered a nonbinding memorandum of understanding with Gateway that appoints Vsource as the exclusive service and support provider for existing Gateway customers in Asia-Pacific. Revenues from providing these services are expected to exceed more than $40 million over the life of the contract. Revenues in the first quarter and in the six months of the prior year are derived from since-terminated service contracts undertaken by Vsource.

Vsource's net loss in the second quarter includes the write down of $1,940,853 of goodwill related to the acquisition of Online Transaction Technologies Inc., and $2,095,428 of non-cash charges related to the anti-dilution provisions of preferred stock issued in the prior fiscal year. The net loss of $6,469,900 for the second quarter represents a decrease of $421,141, or 6.1 percent from the net loss recorded in the same period one year ago. This loss results from a decrease in research and development as well as in sales, general and administrative expenses, including a significant reduction in the recognition of stock based compensation.

Vsource's net loss of $11,616,552 for the six months ended July 31, 2001 represents a decrease of $1,082,943, or 8.5 percent, from the net loss recorded for the same period one year ago. This decrease is primarily attributable to the increased revenues from the resale of Gateway products and service contracts undertaken by NetCel360, which was acquired by Vsource on June 22, 2001. The decrease as well is the result of a reduction in research and development in addition to sales, general and administrative expenses.


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Vsource  also  announced  that it was delinquent in filing its Form 10-Q for the quarter ended July 31, 2001, which was filed on Sept. 26, 2001. The delay was attributable to a combination of factors, including the need to restate earlier financial statements and disruptions caused by the terrorist attacks on Sept. 11, 2001. The company had initially requested an extension from the original due date of Sept. 14, 2001 to Sept. 19, 2001 for substantially similar reasons. The company has received a letter dated Sept. 21, 2001 from NASDAQ stating that the delinquent filing will be added to the issues to be considered at the company's oral hearing before a NASDAQ Listing Qualifications Panel on Sept. 28, 2001 regarding the delisting of the company's shares from the NASDAQ National Market System. NASDAQ also has informed Vsource that because of the filing delinquency, the company's trading symbol was changed from VSRC to VSRCE, effective Monday, Sept. 24, 2001.

One of the factors that delayed the filing of Vsource's Form 10-Q was the company's determination that it needed to restate its audited consolidated balance sheets as of Jan. 31, 2001 (and, for comparison, Jan. 31, 2000), and its unaudited consolidated balance sheets as of April 30, 2001 (and, for comparison, April 30, 2000). The restatements, which do not have any effect on the company's cash position, have been filed as amendments to the company's Form 10-KSB for the year ended Jan. 31, 2001 and Form 10-Q for the three months ended April 30, 2001.

As a result of the restatements, the company's Series 1-A and Series 2-A Convertible Preferred Stock has been reclassified from shareholders' deficit to a separate equity category, preferred stock, between liabilities and shareholders' deficit, and a non-cash beneficial conversion feature ("BCF") charge of $996,707 has been taken with respect to warrants attached to the company's Series 2-A Convertible Preferred Stock. Accordingly, preferred stock as of July 31, 2001 and Jan. 31, 2001 now is $12,223,365 and $14,228,828,
respectively, and shareholders' deficit as of July 31, 2001 and Jan. 31, 2001 now is $2,264,358 and $3,878,315, respectively. The company elected to restate its financial statements after determining that they were required under current SEC guidance and newly issued US GAAP guidance regarding the classification of equity securities with certain mandatory redemption features.

About  Vsource
--------------

Vsource Inc., based in Ventura California, focuses on providing Business Process Outsourcing (BPO) and Distribution Services to Fortune 500 and Global 2000 organizations wanting to expand into or across Asia-Pacific or streamline their existing operations into the region. Vsource's range of services and infrastructure include traditional BPO services: Payroll and Financial Services, Customer Relationship Management (CRM) and Supply Chain Management (SCM), as well as Distribution Services, which include Sales and Marketing Services, Market Research and Operations Solutions. Vsource has offices in Hong Kong, Singapore, Malaysia (including a 39,000-square-foot-customer center), the United States and Japan. Vsource's customers include Gateway, AIG, EMC, Network Appliance, Cosine Communications, Credit Suisse First Boston, HSBC Investment Bank Asia, Miller Freeman, and other Fortune 500/Global 2000 companies.

For  more  information,  visit  the  company's  Web  site:  www.vsource.com

Forward  Looking  Statements
----------------------------
Some of the statements in this document constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance and achievements expressed or implied by these forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, there is no guarantee that future results, levels of activity, performance or achievements will be attained. Moreover, neither management nor any other person assumes responsibility for the accuracy and completeness of these statements.

CONTACTS:
Media  Relations                      Investor  Relations
Hilary  Kaye  Associates              Magnum Financial Group LLC, Kari Rundquist
Paul  Lieber  or  Hilary  Kaye        P.  213/488/0443
P.  714/426/0444                      kari@magnumfinancial.com
plieber@hkamarcom.com                 ------------------------
---------------------

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